BrainStorm Announces Redemption of Outstanding Warrants for Cash

NEW YORK & PETACH TIKVAH, Israel – May 29, 2014 – BrainStorm Cell Therapeutics Inc. (OTCQB: BCLI) announced today that it has entered into agreements with holders of warrants originally issued in the Company’s August 16, 2013 public offering, to repurchase outstanding warrants to purchase an aggregate of approximately five (5) million shares of Company Common Stock, $0.00005 par value, and for the payment to the holders of an aggregate of approximately $600,000. The holder of each repurchased warrant received from the Company a cash payment equal to $0.12 per share of Common Stock issuable pursuant to such warrant. All repurchased warrants were cancelled and are of no further force and effect. The purpose of the repurchase is to facilitate the Company’s plans to uplist its stock to a national securities exchange such as NASDAQ.

About BrainStorm Cell Therapeutics, Inc.

BrainStorm Cell Therapeutics Inc. is a biotechnology company engaged in the development of first-of-its-kind adult stem cell therapies derived from autologous bone marrow cells for the treatment of neurodegenerative diseases. The Company holds the rights to develop and commercialize its NurOwn technology through an exclusive, worldwide licensing agreement with Ramot, the technology transfer company of Tel Aviv University. For more information, visit the Company’s website at www.brainstorm-cell.com.

Safe Harbor Statement

Statements in this announcement other than historical data and information constitute "forward-looking statements" and involve risks and uncertainties that could cause BrainStorm Cell Therapeutics Inc.'s actual results to differ materially from those stated or implied by such forward-looking statements. Terms and phrases such as “may”, “should”, “would”, “could”, “will”, “expect”, “likely”, “believe”, “plan”, “estimate”, “predict”, “potential”,  and similar terms and phrases are intended to identify these forward-looking statements.  The potential risks and uncertainties include, without limitation, risks associated with BrainStorm's limited operating history, history of losses; minimal working capital, dependence on its license to Ramot's technology; ability to adequately protect the technology; dependence on key executives and on its scientific consultants; ability to obtain required regulatory approvals; and other factors detailed in BrainStorm's annual report on Form 10-K and quarterly reports on Form 10-Q available at http://www.sec.gov.  These factors should be considered carefully, and readers should not place undue reliance on BrainStorm’s forward-looking statements.  The forward-looking statements contained in this press release are based on the beliefs, expectations and opinions of management as of the date of this press release. We do not assume any obligation to update forward-looking statements to reflect actual results or assumptions if circumstances or management’s beliefs, expectations or opinions should change, unless otherwise required by law. Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance or achievements.

Contacts
BrainStorm Cell Therapeutics Inc. (OTC.QB: BCLI)
Mr. Chaim Lebovits, President
Phone: +972-3-9236384
info@brainstorm-cell.com
www.brainstorm-cell.com

US Investor Contact:

LifeSci Advisors, LLC

Michael Rice

646-597-6979

mrice@lifesciadvisors.com